Exhibit 10.38

FORM OF

CIC ADDENDUM

TO

STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the “Option Agreement”) by and between Veritone, Inc. (the “Corporation”) and [NAME] (“Optionee”) evidencing the stock option granted on [GRANT DATE] to Optionee under the Corporation’s 2014 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Option Agreement.

CHANGE IN CONTROL

1.    Paragraph 6 of the Option Agreement shall be replaced in its entirety with the following:

“6.    Change in Control.

(a)    Should a Change in Control occur during Optionee’s period of Service, then the Option Shares at the time subject to this option, as determined by the Plan Administrator in its sole discretion, may be (i) assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) replaced with a cash retention program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of the Change in Control (the excess of the Fair Market Value of those Option Shares over the Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the Exercise Schedule applicable to those unvested Option Shares as set forth in the Grant Notice and adjusted (to the extent applicable) in accordance with Paragraph 6(c) below. Notwithstanding the foregoing, no such cash retention program shall be established for this option (or any other option granted to Optionee under the Plan) to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder. Any escrow, holdback, earn-out or similar provisions in the agreement effecting the Change in Control may apply to a cash retention program described in clause (ii) above to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock, as determined by the Plan Administrator.

(b)    In the event the option is assumed, replaced or otherwise continued in effect following the Change in Control transaction, then this option shall, immediately prior to the effective date of the Change in Control, become vested and exercisable for an additional number of the Option Shares equal to the lesser of (a) twenty-five percent (25%) of the number of Option Shares initially subject to this option and (b) the number of Option Shares that are not then vested and exercisable pursuant to the Exercise Schedule specified in the Grant Notice. The balance of the assumed Option Shares that remain unvested and unexercisable immediately following the consummation of the Change in Control shall continue to vest and become exercisable either (i) in accordance with the terms of the Exercise Schedule applicable to those unvested Option Shares as set forth in the Grant Notice or (ii) in a series of twelve (12) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the twelve (12)-month period measured from the effective date of the Change in Control, whichever results in the vesting of such Option Shares occurring on the earliest possible date. In the event that Optionee’s employment is terminated by the Corporation without Cause (as defined below) following a Change in Control, the balance of the remaining unvested options shall immediately vest in full. For the purposes of this option, “Cause” shall mean (i) a breach by Optionee of a material provision of Optionee’s Offer Letter with the Corporation or of Optionee’s proprietary information and invention assignment with the Corporation, (ii) failure or refusal by Optionee to comply in any material respect with the lawful policies, standards or regulations of the Corporation, (iii) gross negligence or willful misconduct by Optionee in the performance of Optionee’s duties or responsibilities to the Corporation that causes material harm to the Corporation, its business or reputation, or (iv) Optionee’s conviction, guilty plea or plea of nolo contendere for any crime involving financial impropriety or moral turpitude or in any felony criminal proceeding, in each case that is materially detrimental to the reputation, character or standing of the Corporation; provided that, with respect to the actions, events or conditions described in the foregoing clauses (i) and (ii) above, any termination by the Corporation shall be presumed to be other than for Cause unless (A) the Corporation provides written notice to Optionee of the applicable action, event or condition allegedly constituting Cause, and (B) Optionee fails to cure, rescind or otherwise remedy the applicable action, event or condition described in such written notice within ten (10) days after delivery of such written notice, provided that such action, event or condition is capable of being cured, rescinded or remedied.

(c)    If this option is not assumed, continued or replaced in accordance with Section 6(a), then the unvested portion of this option shall, immediately prior to the effective date of the Change in Control, become fully vested and exercisable. If this option, as so accelerated, remains outstanding at the time of a Change in Control, Optionee shall be entitled to receive, upon consummation of the Change in Control, a cash payment in an amount equal to the spread existing on the Option Shares that are vested and exercisable at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate exercise price payable for such shares), if any. The option shall be subject to cancellation and termination in its entirety, without cash payment or other consideration due the award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share exercise price in effect for such option. Any escrow, holdback, earn-out or similar provisions in the agreement effecting the Change in Control shall apply to any such cash payment to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

(d)    Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(e)    If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent that the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the Plan Administrator may, in its sole discretion, provide in the document evidencing the Change in Control that the successor corporation (or parent thereof) shall, in connection with the assumption or continuation of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(f)    This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.”

2.    Except as set forth above, the remaining terms of the Option Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the Effective Date specified below.

VERITONE, INC.
By:
Name:
Title:

OPTIONEE

[NAME]

Address:

EFFECTIVE DATE: [DATE]

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